Exhibit 10.13

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of the 21st day of September, 2018 ("Effective Date") between TWEED INC., a corporation incorporated under the laws of Ontario and having an address at 9 Shamrock Place, Ottawa, Ontario K2R 1A9 (the "Employer") and THOMAS SHIPLEY an Ontario resident with an address at 262 Emond Street, Ottawa, Ontario, KIL 7R8 (the "Employee").

WHEREAS the Employer is in the business of medical marihuana production in the City of Arnprior and surrounding area within the Province of Ontario (" Business");

WHEREAS the Employer and Employee wish to set out the terms, conditions and provisions upon which the Employee will be employed by the Employer;

NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1.

Employment. The Employer hereby agrees to employ the Employee in the role of Senior Vice President, Global Quality Assurance and Chief Science Officer, and the Employee accepts such employment, all on the terms and conditions set out in this Agreement.

2.	Duties. The Employee shall perform those duties and responsibilities assigned to the Employee by the Employer from time to time.
3.

Wages. The Employee shall be paid an annual base salary of $240,000 per annum for the services to be rendered by the Employee to the Employer during the term of the Employee's employment, subject to statutory withholdings, and shall be paid by the Employer to the Employee according to the Employer' s regular payroll schedule, less all proper deductions. You are entitled to be considered for a discretionary annual performance bonus of no more than $95,000. In addition, for greater certainty, should the Employer at any time or times pay any additional bonus, bonuses or other amount(s) to the Employee, any such payment(s) shall be gratuitous and shall not constitute any compensation due to the Employee or result in any expectation or legal obligation on the part of the Employer to make any such or similar payment(s) at any time in the future.

4.

Benefits. The Employee will be entitled to such benefits, subject to the availability of such benefits, as the Employer may from time to time make available to its employees generally. For greater clarity, such benefits may only be available to part-time employees if a minimum number of hours as determined by the benefits provider is reached.

5.

Vacation. The Employee shall be entitled to four (4) weeks of paid vacation per full calendar year. All vacation will be taken in accordance with the Employer' s vacation policy and will be taken at times which are convenient for the Employer, considering the demands of the business of the Employer and the personal plans of the Employee.

6.

Expenses. The Employee will be reimbursed for all pre-approved expenses actually and properly incurred by the Employee in the performance of the Employee's employment duties, upon receipt by the Employer of proper receipts and statements.

7.

Service. During the period in which the Employee is employed by the Employer, the Employee shall: (a) devote his or her working time and attention to the Business as may reasonably be required by the Employer; (b) use his or her best efforts to faithfully promote the interests, reputation and goodwill of the Employer; and (c) conduct himself or herself in a manner which is professional, businesslike, prudent, diligent and reasonable in the circumstances.

8.

Rules and Regulations. The Employee agrees to comply with all of the Employer's employment rules, regulations and guidelines as they may be communicated from time to time by the Employer to its employees generally, including but not limited to codes of  ethical conduct, privacy policies and internet usage policies.

9.	Information to be provided by Employee. The Employee agrees to provide the Employer proof of Employee's eligibility to work in Canada as requested by the Employer from time to time.
10.

Confidential Information. The Employee acknowledges  that during  the term  of his or her employment, he or she will have access to and become familiar with various trade secrets  and confidential information relating to the Business, the Employer and its clients including without limitation all customer information, customer lists, personnel information, marketing plans, project data, pricing data, costing data, sales information, plans, strategic information, business opportunities, financial information, technical information, systems, patents, trademarks, intellectual property, inventions , discoveries, research , development and other proprietary and confidential information used by the Employer in the operation of its Business (collectively, "Confidential Information"). All Confidential Information is and will remain the sole and exclusive property of the Employer.

11.

Non-Disclosure. The Employee agrees to keep all Confidential Information strictly confidential and agrees not to (without the Employer's prior written consent) directly or indirectly, in any manner whatsoever, disclose to any Person or use for the benefit of any Person other than the Employer, any Confidential Information. The Employee agrees not to remove any books, records or documents or make any copies thereof (whether or not confidential) from the premises of the Employer, nor make any copies thereof without the Employer's prior written consent. The obligations of the Employee as described in this section shall survive the termination of the Employee's employment for any reason and shall continue to bind the Employee for ten (10) years thereafter.

12.	Restrictive Covenants.
(a)

Non-Solicitation. The Employee agrees that he will not (without the prior written consent of the Employer) at any time during the period in which he is employed by the Employer and for a period of twelve (12) months following the termination of that employment for any reason whatsoever (including without limitation termination by the Employer with or without cause) (the “Restricted Period”), directly or indirectly, individually or in partnership or conjunction with any Person, in any manner or capacity whatsoever, (i) solicit or attempt to solicit the services of, or entice away, any person employed by or otherwise providing services to Canopy Growth Corporation (“CGC”) or its subsidiaries, including the Employer, on a full-time, part time or contractual basis, or (b) solicit, contact or communicate with any Person who was a customer or actively pursued prospective customer of CGC or its subsidiaries (collectively, “Customer”) at any time during the Employee’s employment for the purposes of gaining the business of such Customer or providing to such Customer any goods or services similar to or competitive with those provided or offered by CGC and its subsidiaries.

(b)

Non-Competition. In light of the nature of the Employee’s position and the close relationship the Employee will have with Customers, it is important to limit interference with the business of CGC and its subsidiaries. Therefore, during the Restricted Period the Employee will not on his own behalf nor shall the Employee work at, work for, be employed by, provide services to, engage with, or assist in any way, whether or not for remuneration, recognition, or reward any person, corporation, or organization, whether or not such organization is operated for profit, that sells or intends to sell marijuana or provides marijuana-related services or products in any jurisdiction in which CGC or its subsidiaries has operations. Without limiting the generality of the foregoing, as of the date hereof such jurisdictions include Canada, USA, Brazil, Columbia, Czech Republic, Germany, United Kingdom, Australia, South Africa, Lesotho, Poland and Italy.

13.

Inventions and Patents. The Employee agrees to assign and does hereby assign to the Employer any and all developments, inventions, designs, improvements, applications and discoveries of whatever nature, patentable or not, which the Employee, alone or with others, has, makes, develops, conceives of or reduces to practice or writing during the course of fulfilling his or her duties hereunder, whether or not any of the foregoing occurs during regular  working hours, which pertain or relate to the Business of the Employer (collectively, "Intellectual Property"). All Intellectual Property shall be and remain the exclusive property of the Employer. The Employee agrees to assist the Employer, at the Employer's expense, both during the Employee's employment and after the termination thereof in obtaining intellectual property protection for any Intellectual Property and shall execute all documents and do all such things which are reasonably necessary to obtain such protection and to vest in the Employer full and exclusive title thereto and to protect the Intellectual Property against infringement by others. In performing his or her duties under this Agreement, the Employee shall not, without the prior written approval of the Employer, employ any open source software or any other tools that could lead to the public or other disclosure of Confidential Information of the Employer or a loss or diminution of any rights of the Employer in any Intellectual Property. Where and only to the extent that such approval is granted, any unavoidable corresponding disclosure of Confidential Information and/or loss or diminution of rights of the Employer in Intellectual Property shall not constitute a breach of this Agreement.

14.

Consent to Use of Personal Information. The Employee hereby consents to the collection, use, storage and disclosure of personal information by the Employer about the Employee as may be required for the following purposes (subject to the provisions of the Personal Information Protection and Electronic Documents Act (Canada), 2000, c. 5 and/or other applicable legislation): (a) for reporting purposes to any trade or professional association governing the Employer or any investigative body having authority over the Employer; (b) as required by law; (c) as required in order to obtain financing, insurance or contracts for the Employer; (d) in connection with any proposed sale of shares of the Employer or of all or substantially all of the assets of the Employer to any Person; (e) in connection with obtaining employee benefits or insurance; (f) in connection with any outsourcing of information by the Employer to a third party supplier of information processing services, including but not limited to payroll, health benefits, insurance and pension plan benefits; (g) for the internal operational purposes of the Employer; (h) and to the Employee or to any other Person with the consent of the Employee.

15.

Protection of Personal Information. The Employee agrees, with respect to any personal information about individuals that is collected, used or disclosed by the Employer ("Personal Information") and which the Employee learns of or comes in contact with in the course of his or her employment, that he or she will not, without the prior written consent of the Employer: (a) disclose or make available any Personal Information to any Person; (b) use any Personal Information for any purpose not specified by the Employer or described in the Employer's privacy policy; (c) sell, trade, barter, disclose or transfer any Personal Information to any Person. The Employee further agrees to comply with the Employer's privacy policy in respect to the collection, use, storage and disclosure of all Personal Information.

16.

Termination by Employer for Cause. The employment of the Employee may be terminated by the Employer at any time, immediately and without notice, for cause. For the purposes of this Agreement, "cause" shall mean willful misconduct, disobedience or dishonesty on the part of the Employee.

17.	Termination by Employer without Cause. The Employee’s employment may be terminated by the Employer at any time without cause upon providing the Employee with the following:
i.	A lump sum payment equal to one (1) times the Employee’s then current base salary;
ii.

continuation of all benefits for a period of one (1) year form the date of termination, or payment in lieu of same, excluding disability, accidental death and dismemberment and life insurance benefits which will end at the end of the minimum notice period required by the Employment Standards Act, 2000 (the “ESA”);

iii.	any RSU’s vesting after the date of termination shall continue to vest to the extent permitted by the plan over the one (1) year period following termination; and
iv.	any unvested stock options held by the Employee shall continue to vest over the one (1) year following termination.

The receipt of any payments or other benefits pursuant to this Section 17 will be subject to (1) the Employee signing a full and final release in favour of the Employer and its related parties (the “Release”) and (2) the Employee executing any documents necessary to resign as a director and/or officer of the Employer and its affiliates. No payments or other benefits will be paid or provided until the Release is executed.

The Employee will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that the Employee may receive from any other source reduce such payment.

In the event that the above terms (or any other term of this Agreement) does not meet or exceed the minimum requirements of the ESA, to the extent of such conflict the minimum provisions of the ESA shall apply and the Employer shall instead provide the Employee with such combination of notice, pay in lieu of such notice at the Employer’s option, severance pay and other benefits and entitlements as may be required to meet the minimum requirements under the ESA and no more.

17A. Change of Control. In this Agreement the term “Change of Control” shall mean:

(a)

Any person or related group of persons acquires possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Employer or CGC, whether through the ability to exercise voting power, by contract, or otherwise. Without limiting the foregoing, each of the following shall be deemed to be a “Change of Control”: (A) a person or related group of persons acquires the ability to nominate a majority of the directors on the board of directors of the Employer or CGC through contract or otherwise; or (B) a person or related group of persons acquires securities of the Employer or CBC to which are attached more than 50% of the votes that may be cast to elect directors of the corporation are beneficially owned by that person or related group of persons; or

(b)	the sale or disposition of all or substantially all of the assets of the Employer or CGC to a non-affiliated party; or
(c)

the merger, amalgamation, arrangement or consolidation (or similar transaction) of the Employer or CGC with or into any other non-affiliated corporation in which the shareholders of the Employer or CGC, as applicable, prior to such transaction do not, in the aggregate, hold securities of the Employer or CGC, as applicable, to which are attached more than 50% of the votes that may be cast to elect directors of the corporation.

If at any time during the term of this Agreement the Employer or CGC undergoes a Change of Control and either:

(a)	the Employee’s employment is terminated by the Employer for any reason other than for just cause within one (1)year following such Change of Control; or
(b)	the Employee resigns his employment with the Employer within sixty (60) days following either of the following events:
(i)	the Employee is demoted or the Employee’s responsibilities are materially reduced without the Employee’s consent, in either case within the one (1)year following the date of such Change of Control; or
(ii)	the Employee’s overall target rate of compensation is reduced within the one (1)year following the date of such Change of Control;

the Employee shall be entitled to receive the payments and benefits set out in Section 17 as though the Employee’s employment had been terminated by the Employer without cause in accordance with such Section 17 and any RSUs and unvested stock options held by the Employee as of the date of termination shall be deemed to be fully vested as of the date of termination and shall be exercisable thereafter in accordance with the terms of the CGC omnibus incentive plan. For greater certainty the execution of a Release and other documents required by Section 17 shall be a pre-condition to such payments.

For greater certainty, a determination by the Employer that the Employee will not be paid some or all of a discretionary bonus shall not be considered to be a reduction in the Employee’s overall target rate of compensation for the purposes of the foregoing.

For greater certainty, the terms of this Section 17A shall apply to each and every event that occurs during the term of this Agreement that meets the definition of “Change of Control”.

18.

Change of Terms of Employment. The parties agree that the Employer reserves the right to alter the fundamental terms of the Employee's employment upon providing the Employee with the minimum written notice required at that time under applicable employment standards legislation.

19.	Termination by Employee. The Employee may terminate his or her employment with the Employer at any time, by providing four weeks' prior written notice.
20.

Fair and Reasonable The parties acknowledge and agree that the provisions contained in this Agreement with respect to non-disclosure, non-interference, intellectual property, termination of employment and notice of termination are all fair and reasonable and that the other provisions of this Agreement have been negotiated and agreed upon taking into account the effect of such provisions.

21.

Injunctive/Mandatory Relief. The parties also agree that any actual or anticipated breach of any of these provisions by the Employee may cause the Employer irreparable harm, entitling the Employer to seek and obtain injunctive or other mandatory relief restraining such actual or anticipated breach. For greater clarity, any such injunctive or other mandatory relief shall be in addition to any other relief that the Employer may obtain under applicable law.

22.

Return of Property. Upon the termination of this Agreement for any reason whatsoever, the Employee will immediately deliver or cause to be delivered to the Employer all Confidential Information and all other property belonging to the Employer or for which the Employer is liable to others, which are in the possession, charge, care, control or custody of the Employee.

23.

Interpretation. In this Agreement, unless the context otherwise requires: "Person" includes an individual, firm, association, syndicate, partnership, company, corporation, trust, trustee, joint venture, unincorporated association, government agency or body or other organization; headings and subheadings are included for convenience of reference only and shall not affect the construction or interpretation of this Agreement; words importing the singular include the plural and vice versa and words importing one gender include all genders; and all amounts are stated and payable in Canadian currency.

24.

Counterpart. The Employer and Employee agree that this Agreement and  any amendment thereto may be executed in counterpart and the transmittal of signatures or of signed copies of this Agreement, any amendment thereto and notices required or permitted to be given hereunder by facsimile machine or other mechanical or electronic form hereby constitutes good and valid execution and delivery of such document and are legally binding on both the Employer and Employee.

25.

Survival. The representations, warranties and covenants contained in this Agreement that are intended to survive the termination of the Employee's employment, including for greater certainty and without limitation, those contained in articles 9, 10, 11 12, 13, 15, 21, 22 and 23 of this Agreement, shall so survive and shall continue in full force and effect to bind the Employee in accordance with their terms.

26.	Assignment. This Agreement may not be assigned by the Employee.

27.

Notice. Any notice or other communication required or permitted to be given pursuant to this Employment Agreement shall be in writing, shall be addressed to the relevant party at the address set out herein for such party, and shall be given by prepaid first-class mail or by hand delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth business day (a business day being a day on which banks are open in the City of Ottawa, Ontario) after the post marked date thereof, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address set out herein for such party to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand and shall be deemed to have been received in accordance with this section.

28.

Enurement. This Agreement shall enure to the benefit of, and be binding upon, the parties hereto and their respective heirs, administrators, estate trustees, successors, affiliates and permitted assigns.

29.

Invalidity of Provisions.  Each provision of this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement.

30.

Modification and Waiver. This Agreement may not be modified unless agreed to in writing by both the Employee and the Employer. No extension of any time limit granted by a party shall constitute an extension of any other time limit or any subsequent instance involving the same time limit. No consent by a party to, nor waiver of, a breach by the other party, whether express or implied, shall constitute a consent to or waiver of or excuse for any other different or subsequent breach, unless such waiver or consent is in writing and signed by the party claimed to have waived or consented.

31.

Entire Agreement. This Agreement contains the entire agreement of the parties hereto relating to the employment of the Employee by the Employer, and supersedes any and all previous agreements, written or oral, express or implied, between the Employer and the Employee relating to the employment of the Employee by the Employer.

32.	Governing Law. This Employment Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
33.

Independent Legal Advice. The Employee hereby acknowledges and agrees that: (a) the Employee has carefully read and understood the terms, conditions and provisions of this Agreement; (b) the Employee has had the opportunity, and it has been suggested by the Employer, to obtain independent legal advice in connection with the entering into of this Agreement; and (c) the Employee has either obtained independent legal advice in connection with the entering into of this Agreement or has chosen not to obtain such independent legal advice, having been provided the opportunity and the suggestion by the Employer to do so.

[THE BALANCE OF THIS PAGE WAS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date above first written.

TWEED INC.

/s/ Chuck Rifici

Per: Chuck Rifici, CEO

I have authority to bind the corporation.

)	/s/ Thomas Shipley
)	Thomas Shipley
)	October 5, 2018

SCHEDULE “A”

JOB DESCRIPTION

Position: Senior Vice President, Global Quality Assurance and Chief Science Officer

Responsibilities

•

Provide leadership in the areas of Quality Assurance and Compliance, across all global operations, assisting Regional Managing Directors and overseeing (along with the Regional Managing Directors) Quality Assurance leadership

•	Set the global standards for Quality Assurance across the Company and ensure coordination and collaboration across senior QA staff
•	Directly oversee elements of QA, GMP, compliance, and meeting all regulatory needs on a global basis
•	Monitor, audit and approve facilities and manufacturing operations for conformance with established procedures and requirements
•	Drive continuous improvement in the areas of Quality Assurance
•	Identify potential areas of compliance vulnerability and risk; develop and implement corrective action plans for resolution of problematic issues
•	Responsible for the management of the scientific strategy and supporting the team of professionals who contribute to product ideation, concept development, product validation and qualification
•	Responsible for ensuring intellectual property advancements and filings in all areas of production technology and new product creation
•	Other duties as assigned